Exhibit 99.2

RESOLUTE ENERGY CORPORATION

ANNOUNCES OFFICER PROMOTIONS AND DIRECTOR RESIGNATION

Denver, Colorado –March 12, 2012 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that its Board of Directors has approved the promotions of Theodore Gazulis to Executive Vice President and Chief Financial Officer and Richard F. Betz to Executive Vice President and Chief Operating Officer, effective March 8, 2012.

Nicholas J. Sutton, Chairman of the Board of Directors and Chief Executive Officer of Resolute, commented: “I am pleased to announce the promotions of both Ted and Rick to the position of Executive Vice President. I have had the pleasure of working with these men for over twenty years and throughout that period they have made substantial contributions to the companies for which they worked. Both Ted and Rick are highly deserving of these promotions. They have been with Resolute since the founding of the Company in 2004, have been vital to the Company’s success to date and they are invaluable to its continued success.”

Theodore Gazulis has been Senior Vice President and Chief Financial Officer of the Company since September 25, 2009, and was Vice President of Finance, Chief Financial Officer and Treasurer of the Company from July 2009 to September 2009. He has been Vice President — Finance, Chief Financial Officer, Treasurer and Assistant Secretary of Predecessor Resolute and Resolute Holdings since their founding in 2004. Mr. Gazulis served as a Vice President of HS Resources from 1984 until its merger with Kerr-McGee Corporation in 2001. Mr. Gazulis had primary responsibility for HS Resources’ capital markets activity and for investor relations and information technology. Subsequent to HS Resources’ acquisition by Kerr-McGee Corporation and prior to the formation of Predecessor Resolute, Mr. Gazulis was a private investor and also undertook assignments with two privately-held oil and gas companies. Prior to joining HS Resources, he worked for Amoco Production Company and Sohio Petroleum Company. Mr. Gazulis received an AB with Distinction from Stanford University, and an MBA from the UCLA Anderson Graduate School of Management. Mr. Gazulis is a member of the American Association of Petroleum Geologists.

Richard F. Betz has been Senior Vice President, Strategy and Planning of the Company since September 25, 2009, and was Vice President — Business Development of the Company from July 2009 to September 2009. He has been Vice President, Business Development of Predecessor Resolute and Resolute Holdings since their founding in 2004. From September 2001 to January 2004, Mr. Betz was involved in various financial consulting activities related to the energy industry. Prior to that, Mr. Betz spent 17 years with Chase Securities and successor companies, where he was involved primarily in oil and gas corporate finance. Mr. Betz was a Managing Director in the oil and gas investment banking coverage group with primary responsibility for mid-cap exploration and production companies as well as leveraged finance and private equity. In that capacity, Mr. Betz worked with the HS Resources management team for approximately twelve years.

Resolute also announced the resignation of Kenneth Hersh from its Board of Directors effective March 8, 2012. Mr. Hersh has served on the Board of the Company and its predecessor entities since the founding of the Company in 2004. He informed the Board that he was stepping down to meet the growing requirements and portfolio duties for the various investments and business commitments of Natural Gas Partners. As of the date of his resignation, the number of Directors constituting the Board was reduced to eight.

Commenting, Mr. Sutton said: “Ken has been a valued member of our Board for more than seven years. His insight and exceptional industry knowledge have been a key element in the Company’s success. The entire Resolute Board of Directors and management team extends to Ken our most sincere thanks and all the best wishes for future success.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids-focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Powder River Basin in Wyoming, the Permian Basin in Texas and the Bakken trend of North Dakota. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com

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